Exhibit 5.1
[FORM OF LEGAL OPINION OF
LAW OFFICES OF DAVID N. FELDMAN]


                         LAW OFFICES OF DAVID N. FELDMAN
                         36 WEST 44TH STREET, SUITE 1201
                               NEW YORK, NY 10036

                              PHONE (212) 869-7000
                               FAX (212) 997-4242


                               September 15, 1998

PTN Media, Inc.
313 North First Street, Suite 8B
Ann Arbor, MI 48104


         Re:      PTN Media, Inc.
                  Registration Statement on Form SB-2 (File No. 333-51933)


Ladies and Gentlemen:

     We have reviewed the Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on September 16, 1998, and amendments thereto (file no. 333-51933) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") by PTN Media, Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering a maximum of 400,000 shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock") for the offer and sale under the Act:

     We have examined your Certificate of Incorporation, By-laws, and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that the Shares have been duly authorized and when issued, sold and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Law Offices of David N. Feldman

                                                LAW OFFICES OF DAVID N. FELDMAN